Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES RECORD 2004 RESULTS

Company Raises Quarterly Dividend Rate to $1.55 Per Share

Irvine, Calif., February 3, 2005, New Century Financial Corporation (NYSE: NEW), a mortgage real estate investment trust (REIT) and one of the nation’s largest non-prime mortgage finance companies, announced today results for the three and twelve months ended December 31, 2004.

“The results of our operations for 2004 were outstanding, with EPS increasing to $8.29 from $6.32 per share in 2003. At the same time, we prepared our company for changing economic conditions by, 1) converting our company to a REIT, 2) raising $800 million in cash and capital and deploying our capital as planned, 3) increasing the size of our production operation, 4) purchasing Home123®, 5) investing in technology to improve our loan origination system and Web site, and 6) converting 97.4 percent of our outstanding convertible senior notes to equity. As a result, we are confident we can deliver our EPS target of $9.00 per share or more, at least 50 percent of which will be from our mortgage loan portfolio, and deliver a dividend of $6.20 per share or more for 2005. Further, we remain confident that we can consistently increase our dividend in future periods,” said Robert K. Cole, chairman and chief executive officer.

Financial Highlights

•	Full year 2004 earnings-per-share (EPS) were $8.29 after the effect of a $0.32 per share charge related to the impact of the tender offer for the convertible senior notes

•	Fourth quarter 2004 EPS was $1.44 after the effect of the tender offer for the convertible senior notes

•	Loan production was $11.5 billion for the fourth quarter and $42.2 billion for 2004

•	Increased mortgage loan portfolio to $13.2 billion

2005 Guidance

•	Increased quarterly dividend rate to $1.55 per share

•	Reaffirmed 2005 EPS guidance of $9.00 or more

•	Reaffirmed 2005 production guidance of $45 billion or more

Financial Results

For the three months ended December 31, 2004, net earnings increased to $78.7 million, or $1.44 per share on a diluted basis, compared with $74.1 million, or $1.80 per share on a diluted basis, for the same quarter a year ago. Fourth quarter 2004 earnings include $0.26 per share in inducement expenses related to the tender offer for

$210 million aggregate principal amount of 3.5% convertible senior notes of New Century TRS Holdings, Inc., a wholly-owned subsidiary of New Century Financial Corporation (New Century). The company effected the tender offer to increase equity capital, eliminate future dilution, extinguish debt, and other ancillary benefits.

For the twelve months ended December 31, 2004, net earnings increased to $375.6 million, or $8.29 per share on a diluted basis, compared with $245.5 million, or $6.32 per share on a diluted basis, for the same period a year ago. Earnings for 2004 include $0.32 per share in inducement expenses related to the tender offer for the convertible senior notes.

Total revenues for the quarter increased 48.2 percent to $478.0 million, compared with total revenues of $322.6 million for the same quarter a year ago. Total revenues increased 77.5 percent to $1.7 billion, compared with $976.0 million for the same period a year ago.

The following table summarizes financial information for the periods indicated:

	Three Months Ended		Twelve Months Ended
Financial Summary (in thousands except per share data)	12/31/04	12/31/03	12/31/04	12/31/03
Total revenues	$477,968	$322,600	$1,732,567	$975,966
Earnings before income taxes	$110,176	$129,510	$611,141	$423,252
Net earnings	$78,670	$74,051	$375,571	$245,483
Diluted earnings-per-share (1)(2)	$1.44	$1.80	$8.29	$6.32
Diluted wtd. avg. shares outstanding (2)	57,258	41,862	46,215	39,235

(1)	2004 EPS include $24.8 million charge related to the tender offer of 3.5% convertible senior notes

(2)	2003 per share amounts have been adjusted from $2.00 and $6.56 to reflect the effect of a recently issued accounting pronouncement, which requires the inclusion of 6.0 million shares related to the 3.5% convertible senior notes on an “if converted” method

Mortgage Loan Portfolio

At December 31, 2004, the mortgage loan portfolio held for investment totaled $13.2 billion, net of the related allowance for loan losses. Approximately $8.6 billion of this portfolio is structured as collateralized mortgage obligations (CMOs) and is held at the REIT level due to the tax advantages. The remaining $3.8 billion of the portfolio is structured as real estate mortgage investment conduits (REMICs) and is held at the taxable REIT subsidiary (TRS) level. Additionally, the company holds at the REIT level approximately $800 million in loans held for investment that are not yet securitized.

The following table presents the REIT portfolio income:

	4Q04 GAAP	4Q04 Tax
Net interest spread	2.64%	3.69%
Avg. portfolio balance (in millions)	$6,714.9	$6,714.9
Per-share (1)	$0.77	$1.08

(1)	Based upon 57.3 million shares outstanding. Dividends are computed based on taxable earnings, not GAAP earnings, generated by the REIT portfolio

As of December 31, 2004, the company’s allowance for loan losses was $90.2 million, representing approximately 73 basis points of the current balance of the mortgage loan portfolio. This allowance for loan losses reflects the strong performance of the mortgage loan portfolio to date and the company’s expectation for future losses. This portfolio continues to significantly outperform the company’s securitizations issued prior to 2003.

The following table sets forth a summary of the activity for the loan loss allowance for the periods indicated:

(in thousands)	4Q04	YTD 04
Beginning Balance	$84,656	$26,251
Additions	7,500	70,250
Charge-offs	(1,929)	(6,274)
Ending Balance	$90,227	$90,227

The following table provides performance data on the mortgage loan portfolio as of December 31, 2004:

(in thousands)	2003 Vintage		2004 Vintage
	REMIC	CMO	REMIC	CMO
Initial collateral pool	$3,808,887	$1,137,894	$1,679,397	$8,431,735
Current collateral pool	$2,229,071	$708,799	$1,611,385	$7,824,678
Delinquency (60+ days)	3.28%	4.28%	0.42%	0.58%
Cumulative losses-to-date	0.04%	0.04%	0.00%	0.00%
Projected cumulative losses over life	1.98%	2.89%	1.74%	3.00%
Weighted avg. life in years	2.91	2.38	3.84	3.02

“Consistent with our initial capital deployment plan, we now hold $9.4 billion of mortgage loans at the REIT level,” said Patti M. Dodge, executive vice president and chief financial officer. “In the first half of 2005, we expect to build our portfolio at a more aggressive pace by securitizing approximately $9 billion of additional mortgage loans compared with our original plan of approximately $6 billion. This will increase our 2005 expected average portfolio balance from approximately $14 billion to $16 billion.”

Loan Originations

Fourth quarter 2004 loan originations totaled $11.5 billion, representing a year-over-year increase of 39.4 percent and a 15.0 percent increase compared with the third quarter of 2004. For the full year 2004, originations grew 54.1 percent to $42.2 billion compared with 2003.

The following table summarizes loan originations by channel and product type for the periods indicated:

(in thousands)	Three Months Ended				Twelve Months Ended
	12/31/04%		12/31/03%		12/31/04%		12/31/03%
Wholesale	$10,364,155	90.1	$7,611,423	92.2	$38,126,322	90.3	$25,187,569	92.0
Retail	1,139,838	9.9	640,139	7.8	4,073,318	9.7	2,195,269	8.0

Total	$11,503,993	100.0	$8,251,562	100.0	$42,199,640	100.0	$27,382,838	100.0
Fixed rate	$2,525,877	22.0	$2,138,903	25.9	$11,086,399	26.3	$8,197,321	29.9
Adjustable rate:
Traditional	6,528,534	56.7	5,897,667	71.5	22,969,212	54.4	18,617,531	68.0
Interest only	2,449,582	21.3	214,992	2.6	8,144,029	19.3	567,986	2.1

Total	$11,503,993	100.0	$8,251,562	100.0	$42,199,640	100.0	$27,382,838	100.0
Refinance	$7,296,262	63.4	$5,882,964	71.3	$27,319,606	64.7	$20,531,294	75.0
Purchase	4,207,731	36.6	2,368,598	28.7	14,880,034	35.3	6,851,544	25.0

Total	$11,503,993	100.0	$8,251,562	100.0	$42,199,640	100.0	$27,382,838	100.0

January Loan Production

The following table compares January 2005 loan production volume to the same period in 2004:

(in billions)	2005			2004
	$ Vol.	Funding Days	Average Daily $ Vol.	$ Vol.	Funding Days	Average Daily $ Vol.	% Change in Vol.	% Change in Average Daily Vol.
January	$3.0	20	$0.150	$2.5	20	$0.125	20%	20%

“We are extremely pleased with our record loan production in 2004, including very strong fourth quarter volume,” said Brad A. Morrice, vice chairman, president and chief operating officer. “Our ability to deliver superior service and competitive products for our customers was key to achieving these results. While January production was $3.0 billion, down from December volume levels, January is often one of the slowest origination months of the year and our January volume was up 20 percent on a year-over-year basis. We continue to expect to grow our 2005 loan production to $45 billion or more through a variety of strategies, including adding sales personnel and increasing market penetration.”

Home123®

In May 2004, New Century Mortgage Corporation, a wholly-owned subsidiary of New Century Financial Corporation, acquired the rights to the name Home123 and other related brand assets. Over the last several months, the company has conducted extensive research, developed marketing materials and trained its employees to deliver on the brand promise to make the process of getting a loan easier for the borrower by “cutting through the loan clutter.” The Home123 brand rollout began in January 2005 with online, direct mail and television advertising airing in nine U.S. markets.

“The Home123 launch reinforces our commitment to growing our retail division. We believe the Home123 value proposition will help us increase market share and production volume, and expect all of our retail branches to transition to the new brand beginning in the second quarter,” said Morrice.

Credit Quality

The following table summarizes loan origination by risk grades for the periods indicated:

(in thousands)	Three Months Ended 12/31/04				Three Months Ended 12/31/03
Risk Grades	Amount	%	Wtd. Avg. LTV (1)	FICO	Amount	%	Wtd. Avg. LTV (1)	FICO
AA	$8,796,915	76.5	82.7	640	$5,802,354	70.3	83.9	633
A+	1,133,522	9.8	79.7	598	980,976	11.9	79.5	588
A-	742,897	6.5	75.0	578	693,332	8.4	76.1	576
B	479,868	4.2	73.5	563	482,476	5.9	74.5	559
C/C-	350,791	3.0	67.5	556	292,424	3.5	68.0	550

Total	$11,503,993	100.0	81.0	626	$8,251,562	100.0	81.6	615

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages

The following table sets forth the weighted average FICO score and credit trends on production for the periods indicated:

	4Q04	3Q04	2Q04	1Q04	4Q03
Wtd. avg. FICO score	626	626	634	619	615
% of production in top 2 credit grades	86.3%	84.9%	87.4%	84.2%	82.2%
% of production in bottom 2 credit grades	3.0%	3.6%	2.7%	3.5%	3.5%

Net Operating Margin

The following table sets forth the components of net operating margin for the periods indicated:

	4Q04	3Q04	2Q04	1Q04	4Q03
Gain-on-sale	3.03%	3.34%	4.27%	3.82%	3.75%
Net interest carry during holding period (1)	0.48%	0.71%	0.48%	0.58%	0.54%
Loan acquisition cost (2)	(2.38)%	(2.32)%	(2.08)%	(2.35)%	(2.35)%

Operating margin (2)	1.13%	1.73%	2.67%	2.05%	1.94%

(1)	Represents net interest income on mortgage loans not securitized divided by origination volume for the corresponding period

(2)	Loan acquisition cost and operating margin are non-GAAP financial measures; see Schedule 1 for GAAP reconciliation

“As expected, fourth quarter gain-on-sale execution was lower than the sequential and year-ago periods due to the rising interest rate environment, coupled with an increasingly competitive marketplace,” said Dodge. “Net operating margin was also affected by those same competitive pressures as loan acquisition costs increased due to increased premiums to acquire wholesale loans. Thus far in 2005, the competitive environment remains challenging and interest rates continue to rise, which we expect will result in lower net operating margins in 2005 compared with 2004.”

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	4Q04	3Q04	2Q04	1Q04	4Q03
Points and fees
Wholesale	(0.88)%	(0.70)%	(0.69)%	(0.73)%	(0.76)%
Retail	3.14%	3.33%	3.21%	3.70%	4.19%
Net points and fees	(0.50)%	(0.30)%	(0.33)%	(0.36)%	(0.38)%
Overhead	(1.88)%	(2.02)%	(1.75)%	(1.99)%	(1.97)%

Loan acquisition costs	(2.38)%	(2.32)%	(2.08)%	(2.35)%	(2.35)%
Wholesale production as a % of total production	90.1%	89.8%	90.5%	91.2%	92.2%

“We were very pleased that we realized improved economies of scale and operating efficiencies in the fourth quarter as evidenced by the decline in overhead on a percentage basis. These efficiencies were offset by higher premiums paid to acquire wholesale loans. In response to the competitive environment, we are implementing a variety of cost savings initiatives. We expect these initiatives, when combined with the benefits of recent technology investments, to reduce our loan acquisition costs going forward,” added Dodge.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. The most directly comparable GAAP financial measure is total expenses as reflected in the income statement. New Century believes that the presentation of loan acquisition costs provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Secondary Market Transactions

The following table summarizes secondary market transactions for the periods indicated:

(in thousands)	Three Months Ended				Twelve Months Ended
	12/31/04		12/31/03		12/31/04		12/31/03
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$7,861,187	75.9	$6,805,101	74.8	$30,181,150	74.6	$20,587,888	79.8
Discounted loan sales	3,931	0.1	55,721	0.6	148,128	0.4	247,217	1.0

Total sales	$7,865,118	76.0	$6,860,822	75.4	$30,329,278	75.0	$20,835,105	80.8
Securitizations structured as financings	2,488,239	24.0	2,237,894	24.6	10,111,131	25.0	4,946,781	19.2

Total secondary market transactions	$10,353,357	100.0	$9,098,716	100.0	$40,440,409	100.0	$25,781,886	100.0
Total secondary market transactions as a % of production	90.0%		110.3%		95.8%		94.2%

Gain-on-Sale of Loans

The following table reflects the components of gain-on-sale of loans for the periods indicated:

	Three Months Ended				Twelve Months Ended
(in thousands)	12/31/04		12/31/03		12/31/04		12/31/03
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$234,254		$229,111		$1,085,958		$805,958
Mortgage servicing rights	3,414		30,827		8,137		83,932

	$237,668	3.02	$259,938	3.82	$1,094,095	3.63	$889,890	4.32
Loss on loans sold at a discount	(623)		(2,388)		(8,528)		(20,878)
Adjustments to loss allowance	986		—		986		2,000

Net execution	$238,031	3.03	$257,550	3.75	$1,086,553	3.58	$871,012	4.18
Premiums paid to acquire loans (1)	(72,145)		(55,403)		(272,754)		(182,765)
Hedge gain (loss) (2)	387		3,379		(1,669)		(10,600)
Fair value adjustment	(1,336)		(17,869)		(7,697)		(19,363)
Net deferred origination fees (costs) (3)	15,255		(12,235)		(3,824)		(47,148)

Net gain-on-sale	$180,192		$175,422		$800,609		$611,136

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period

(2)	Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and loans held for sale

(3)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold

Repurchase Allowance

New Century establishes repurchase allowance to provide for future repurchase obligations pursuant to representations and warranties in its loan sale agreements. The company applies the historic rate of repurchases, the percent of those repurchases that are resold at a loss and the historic loss experience on such repurchases to recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of December 31, 2004, the components of repurchase allowance, which are included in other liabilities on the balance sheet, are as follows:

(in millions)
Whole loan sale repurchase obligations:
Whole loan sales	$7,865
Historic repurchase rate	0.5%
Historic percentage of repurchases resold at a loss	73.0%
Average loss on sales of repurchased loans	22.0%

Total repurchase allowance	$6.3

Residual Interests

As of December 31, 2004, residual interests totaled $148.0 million. The following table summarizes the roll-forward of residual interests:

(in millions)	Three Months Ended 12/31/04
Beginning balance at 09/30/04 (1)	$152.3
Less cash received during 4Q04	(7.1)
Residual interest income	4.1
Fair value adjustment to residual interests	(1.3)

Ending balance at 12/31/04	$148.0

(1)	Beginning balance at 9/30/04 excludes residual assets held by Carrington Investment Partners, LP (f/k/a Carrington Mortgage Credit Fund I, LP) that are no longer consolidated in our financial statements

Loan Performance Data

Detailed loan performance data and credit trends are available on the “Earnings Releases” page in the Investor Relations section of the company’s Web site at www.ncen.com. The company’s loan performance data, and that of its peers, are also available through various industry sources. New Century believes these data indicate that its loan pools are generally performing in line with or better than its peer group’s loan pools.

Loan Servicing

As of December 31, 2004, the balance of the loan servicing portfolio was $24.4 billion, consisting of the following:

(in billions)
Loans held for investment	$11.6
Loans held for sale	$3.9
Servicing rights retained	$1.2
Interim servicing	$7.7

Loans held for investment represent the portion of the mortgage loan portfolio for which the company retained servicing. Loans held for sale represent unsold inventory. Servicing rights retained include loans sold to whole loan investors for which servicing rights are retained. Interim servicing represents loans sold to whole loan investors that New Century has agreed to service temporarily pending their transfer.

As of December 31, 2004, the balance of loans serviced by others that underlie certain residual assets was $996.2 million.

Tender Offer for Convertible Senior Notes and Settlement of Call Spread

In the fourth quarter New Century TRS Holdings, Inc., one of the company’s wholly-owned subsidiaries, completed a tender offer to holders of its 3.5% convertible senior notes due 2008. New Century TRS accepted for payment $204.5 million, or approximately 97.4 percent of the aggregate principal amount of the notes outstanding. The company issued approximately 6.2 million shares of common stock in connection with the transaction, including approximately 360,000 shares for additional consideration. To enable New Century TRS to deliver shares of New Century common stock to tendering noteholders, New Century TRS purchased for cash approximately $400 million in stock from the company. The company recorded approximately $28.8 million in expenses ($24.8 million of inducement expense and $4.0 million in amortization of debt issuance costs) during the fourth quarter related to this transaction. Contemporaneous with the tender offer, New Century unwound the associated purchase and sold call options, which resulted in net cash received and an increase to stockholders’ equity of $29.8 million.

Dividend Increase and Outlook

New Century’s board of directors has approved an increase in its quarterly dividend rate from $1.50 per share to $1.55 per share. The board also declared a dividend to be paid at that rate on April 29, 2005 to stockholders of record at the close of business on April 15, 2005.

Going forward, the company intends to distribute 100 percent of the REIT taxable income as a dividend, with the goal of steadily increasing its dividend over time. Future increases in the dividend rate will be dependent upon growth in portfolio income. The company may also elect, at times, to supplement the dividend by distributing a portion of the earnings of its TRS. “Our dividend policy is consistent with our goal to increase portfolio income, and thus our dividend rate, over time,” said Cole.

2005 Outlook

“The steps we took in 2004 set the stage for another year of solid growth for New Century. We are confident that our portfolio strategy will allow us to deliver our current annual dividend rate of $6.20 per share or more. Additionally, we continue to expect to deliver on our previous guidance of 2005 loan production of $45 billion or more and EPS of $9.00 or more. Our guidance is predicated upon the expectation of a rising interest rate environment, modestly rising home prices and a stable economy,” concluded Cole.

Additional 2005 Outlook Assumptions

For additional information about the company’s assumptions underlying its 2005 outlook, please access the fourth quarter 2004 slide presentation found on the Investor Relations section of its Web site at www.ncen.com.

Analyst and Investor Lunch Meeting

Following the opening bell ringing ceremony at the NYSE, New Century will be hosting an Investor and Analyst Lunch Meeting at the Four Seasons Hotel in New York on February 10, 2005 from 11:00 a.m. to 1:00 p.m. EST. For more information, please contact Rachel Coultas, Investor Relations Assistant, at rcoultas@ncen.com or (949) 862-7255. This event will be webcast live and archived on the Investor Relations section of the company’s Web site at www.ncen.com.

Conference Call and Webcast

The company will host a conference call today at 8:00 a.m. PST to discuss the fourth quarter and full year 2004 results. To participate on the call, dial (800) 798-2884 or (617) 614-6207 and use passcode 68790305. The live and archived webcast and accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com.

A replay of the call will be available from 10:00 a.m. PST on February 3, 2005 through 9:00 a.m. PST on February 10, 2005. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 58187974.

2005 Annual Meeting of Stockholders

New Century will host its 2005 Annual Meeting of Stockholders on Tuesday, May 17, 2005, at 9:00 a.m. PST, at the company’s corporate offices located at 18400 Von Karman, Suite 1000, Irvine, California. The company’s board of directors has designated the close of market on March 15, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

About New Century

New Century Financial Corporation is a real estate investment trust and one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of December 31, 2004, New Century originated loans through 74 sales offices operating in 29 states and 26 regional processing centers operating in 15 states and employed 5,244 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include: (i) the company’s 2005 dividend guidance of $6.20 per share or more; (ii) the company’s 2005 production guidance of $45 billion or more; (iii) the company’s 2005 EPS guidance of $9.00 or more; (iv) the company’s belief that at least 50 percent of its EPS will come from its mortgage loan portfolio; (v) the company’s belief that it can consistently increase its dividend in future periods; (vi) the company’s expectation that in the first half of 2005, the company will build its REIT mortgage loan portfolio at a more aggressive pace by securitizing approximately $9 billion of additional mortgage loans compared with its original plan of approximately $6 billion; (vii) the company’s 2005 expected average REIT mortgage loan portfolio balance of $16 billion, compared to the company’s original expectation of approximately $14 billion; (viii) the company’s belief that it will grow its loan production to $45 billion or more through a variety of strategies, including adding loan production sales personnel and increasing market penetration; (ix) the company’s belief that the Home123 value proposition will help it increase market share and production volume; (x) the company’s expectation that all of its retail branches will transition to the Home123 brand beginning in the second quarter; (xi) the company’s expectation that the competitive environment and rising interest rates will result in lower net operating margins in 2005 compared with 2004; (xii) the company’s expectation that its cost saving initiatives, when combined with the benefits of recent technology investments, will reduce its loan acquisition costs going forward; (xiii) the company’s belief that its loan performance data and that of its peers indicates that the company’s loan pools are generally performing in line with or better than its peer group’s loan pools; (xiv) the company’s intention to distribute 100 percent of its REIT taxable income as a dividend going forward; (xv) the company’s belief that future increases in the dividend rate are dependent upon growth in portfolio income; (xvi) the company’s belief that its dividend policy is consistent with its goal to increase portfolio income, and thus its dividend rate, over time; (xvii) the company’s belief that the steps it took in 2004 set the stage for another year of solid growth for the company; (xviii) the company’s belief that its portfolio strategy will allow it to deliver its current annual dividend rate of $6.20 per share or more; and (xix) the company’s expectation of a rising interest rate environment, modestly rising home prices and a stable economy. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to increase its portfolio income; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xiv) the ability to finalize forward sale commitments; (xv) the ability to deliver loans in accordance with the terms of forward sale commitments; (xvi) the assumptions underlying the company’s risk management practices; and (xvii) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the Annual Report of New Century TRS Holdings, Inc., the company’s wholly owned subsidiary (“New Century TRS”), on Form 10-K for the year ended December 31, 2003, as amended, and other periodic filings of New Century Financial Corporation and New Century TRS with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation

Selected Financial Data

Unaudited

(in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Gain on sale of loans	$180,192	$175,422	$800,609	$611,136
Interest income:
Interest on mortgage loans held for sale	80,117	72,070	350,562	224,650
Interest on mortgage loans held for investment	203,816	66,512	528,933	104,706
Other interest income	1,406	30	1,479	107
Residual interest income	4,122	5,646	17,673	24,228
Servicing and other income	8,315	2,920	33,311	11,139

Total revenues	477,968	322,600	1,732,567	975,966
Operating expenses:
Personnel	130,732	76,622	419,736	248,796
Interest expense:
Interest on mortgage loans held for sale	34,506	22,196	124,547	73,532
Interest on mortgage loans held for investment	93,760	26,715	222,522	36,836
Interest on convertible notes	5,961	2,122	12,337	4,049
Other interest expense	2,813	1,308	7,688	3,158
Induced conversion expense	24,757	—	24,757	—
Provision for loan losses on mortgage loans held for investment	7,500	10,505	70,250	26,304
General and administrative	41,251	31,828	146,417	105,301
Advertising and promotion	19,276	6,981	65,503	26,118
Professional services	7,236	14,813	27,669	28,620

Total expenses	367,792	193,090	1,121,426	552,714

Earnings before income taxes	110,176	129,510	611,141	423,252
Income taxes	31,506	55,459	235,570	177,769

Net earnings	$78,670	$74,051	$375,571	$245,483

Basic earnings-per-share	$1.66	$2.24	$10.20	$7.26
Diluted earnings-per-share	$1.44	$1.80	$8.29	$6.32
Basic wtd. avg. shares outstanding	47,282	33,107	36,807	33,835
Diluted wtd. avg. shares outstanding	57,258	41,862	46,215	39,235
Book value per share (diluted)	$32.90	$17.96

*	Book value per share is computed using fully diluted shares outstanding, assuming conversion of the convertible notes. Using basic shares outstanding, book value per share was $39.73 and $16.37 at December 31, 2004 and 2003, respectively.

Balance Sheet Data: (in thousands)	December 31, 2004	December 31, 2003
Cash and cash equivalents (1)	$842,854	$278,598
Restricted cash	454,035	116,883
Loans receivable held for sale, net	3,930,742	3,422,211
Mortgage loans held for investment, net	13,187,448	4,745,937
Residual interests in securitizations	148,021	179,498
Other assets	462,618	159,260

Total assets	$19,025,718	$8,902,387

Credit facilities	$4,480,945	$3,311,837
Financing on mortgage loans held for investment	12,329,296	4,686,323
Convertible debt	5,392	204,858
Other liabilities	331,520	157,358
Total stockholders’ equity	1,878,565	542,011

Total liabilities and stockholders’ equity	$19,025,718	$8,902,387

(1)	Cash and liquidity, which includes available borrowing capacity, was $987.4 million at December 31, 2004 and $318.3 million at December 31, 2003.

Schedule 1

The following table is a reconciliation of loan acquisition costs to expenses in the income statement, presented in accordance with GAAP:

(in thousands)

	4Q04	3Q04	2Q04	1Q04	4Q03
Total expenses	$367,792	$298,018	$252,382	$204,533	$193,090
Add / subtract:
Excluded expenses (1)	(21,589)	(12,685)	(16,541)	(12,274)	(18,607)
Provision for loss and hedge loss from the mortgage loan portfolio	(7,500)	(25,769)	(17,112)	(19,869)	(10,505)
Direct origination costs classified as a reduction in gain-on-sale	39,200	50,000	63,100	51,600	50,600
Interest expense and other expense	(161,797)	(107,442)	(67,306)	(55,964)	(52,341)

Loan acquisition costs – overhead	$216,106	$202,122	$214,523	$168,026	$162,237
Divided by: quarterly volume	$11,503,993	$10,003,424	$12,255,867	$8,436,356	$8,251,562
Loan acquisition costs overhead (bps)	1.88%	2.02%	1.75%	1.99%	1.97%

(1)	Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to loans held for investment

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

New Century believes that the presentation of loan acquisition costs provides useful information regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do when looking at GAAP financial reports. Management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

# # # #